Exhibit 99.1

          Mitek Systems Announces Fiscal 2004 Second Quarter Results

    POWAY, Calif., May 4 /PRNewswire-FirstCall/ -- Mitek Systems, Inc. (Nasdaq: MITK), a leading developer of check fraud protection, automated check imaging and document processing solutions, today announced financial results for the second quarter of fiscal 2004 ended March 31, 2004.
    Net sales improved sequentially in the second quarter of fiscal 2004 to $2.0 million, from $1.7 million in the first quarter of fiscal 2004. Net sales in the second quarter of fiscal 2003 were $3.9 million.
    Gross margin for the second quarter of fiscal 2004 was 61 percent, compared to 53 percent in the first quarter of fiscal 2004 and 62 percent for the second quarter of fiscal 2003. The sequential increase in gross margin was due to an increase in software sales as a percentage of overall revenue.
    During the second quarter of fiscal 2004, total costs and expenses, excluding cost of sales, were $2.1 million, or 102 percent of net sales, compared to $2.0 million, or 120 percent of sales in the first quarter of fiscal 2004, and $2.4 million, or 61 percent of net sales, for the fiscal 2003 second quarter. Costs as a percentage of revenue declined significantly sequentially and were $300,000 less when compared to the same quarter in the prior fiscal year. Mitek narrowed its sequential net loss to $(816,000), or $(0.07) per basic and diluted share, in the second quarter of fiscal 2004, compared with a net loss of $(1.1) million, or $(0.10) per basic and diluted share, in the first quarter of fiscal 2004. Net income in the fiscal 2003 second quarter was $26,000, or $0.00 per basic and diluted share.
    As of March 31, 2004, the Company had working capital of approximately $810,000 and stockholders' equity of $895,000. The Company ended the second quarter with no bank borrowings.
    "Despite these challenging times, we believe we're taking the right steps to position Mitek for future growth, subject of course, to our ability to obtain additional capital for our operations," said Mitek's President and CEO James B. DeBello. "Over the last three quarters, we have narrowed our net loss by 49 percent, and have seen quarterly improvement in our revenue position. We have implemented strict cost control measures to improve our financial position and are in earnest discussions to secure investments from several capital providers.
    "During the second quarter we made important progress, signing an OEM agreement with Alogent, a financial services technology company that provides payment processing solutions to banks. As a result of the agreement, we expect that our advanced recognition software tools will be integrated with Alogent's Sierra suite of payment transaction processing products and teller systems, the demand for which, we think, has been stimulated by the recently passed Check 21 legislation," continued Mr. DeBello.
    "As we position the company for long-term growth, we're continuing to devote appropriate resources to the development of sophisticated diagnostic tools that detect and prevent check fraud. During the quarter we introduced the PADsafe toolkit to help banks identify and detect fraudulent preauthorized drafts (PADs) and implemented the FraudProtect toolkit, the first product of its kind to utilize imaged-based characteristics to detect fraud and check forgery attempts. PADsafe and FraudProtect are currently being tested by one of the world's largest financial services companies. In addition, we have begun internal testing on an innovative, turn-key diagnostic solution for the detection of check fraud that we have developed for mid-tier and community banks.
    "We remain dedicated to continuing our high level of customer support and committed to delivering innovative solutions to our customers," concluded Mr. DeBello.

    Conference Call and Webcast
    Mitek Systems will host a conference call with a simultaneous Webcast today at 11:00 a.m. Eastern (8:00 a.m. Pacific) to discuss the Company's fiscal first quarter 2004 operating performance. The conference call, featuring President and CEO James B. DeBello and Chairman and CFO John M. Thornton, can be accessed live via the Internet at www.miteksystems.com or www.fulldisclosure.com. Please go to either Web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, the Webcast replays will be available for 90 days, or an audio replay will be available through May 11, 2004, by calling 800-405-2236 (303-590-3000 for international callers) and entering the passcode 578104.

    About Mitek Systems
    Mitek Systems is a premier provider of imaging, item processing, and check fraud protection solutions for the banking industry and an established global supplier of embedded software recognition engines. Mitek develops recognition technology using advanced neural networking techniques and deploys this expertise in fraud prevention, check, financial document and forms processing applications. These applications automatically process over 8 billion documents per year for a variety of OEMs, reseller partners and end users.
For more information about Mitek Systems, contact us at 14145 Danielson Street, Suite B, Poway, CA 92064; 858-513-4600 or visit our Web site at www.miteksystems.com.

    Forward-Looking Statement Disclosure
    With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the development and pace of sales of the Company's products, expected trends and growth in the Company's results of operations, projections concerning the Company's available cash flow and liquidity, anticipated penetration in new and existing markets for the Company's products and the size of such markets, anticipated acceptance of the Company's products by existing and new customers, the ability of the Company to achieve or sustain any growth in sales and revenue and the increase in sales representatives and other personnel. The Company's actual results could differ from such forward-looking statements. There can be no assurance that the Company will achieve the results set forth herein. Mitek, Mitek Systems and CheckQuest are trademarks or registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.

    For further information, please contact James B. DeBello, President and CEO of Mitek Systems, Inc., +1-858-513-4600; or, general information, Laurie Berman of Financial Relations Board, +1-310-407-6546, for Mitek Systems, Inc.


                             Mitek Systems, Inc.
                           Statements of Operations
                                 (Unaudited)

                           THREE MONTHS ENDED          SIX MONTHS ENDED
                               March 31,                  March 31,
                            2004        2003          2004        2003

    NET SALES             $2,018,000   $3,858,000   $3,713,000   $6,829,000

    OPERATING COSTS
     AND EXPENSES
      Cost of sales          780,000    1,467,000    1,522,000    2,107,000
      Operations             378,000      397,000      739,000      860,000
      Selling and Marketing  495,000      979,000    1,122,000    1,807,000
      Research and
       Development           658,000      552,000    1,167,000    1,124,000
      General and
       administrative        520,000      434,000    1,060,000      838,000

      Total costs and
       expenses            2,831,000    3,829,000    5,610,000    6,736,000

    OPERATING INCOME
     (LOSS)                 (813,000)      29,000   (1,897,000)      93,000

      Interest and
       other (income)
       expense - net          (3,000)       6,000        7,000        4,000

    INCOME (LOSS)
     BEFORE INCOME TAXES    (816,000)      35,000   (1,890,000)      97,000

    INCOME TAX EXPENSE
     (BENEFIT)                    --        9,000       (3,000)      10,000

    NET INCOME (LOSS)      $(816,000)     $26,000  $(1,893,000)     $87,000

    EARNINGS (LOSS)
     PER SHARE - BASIC        ($0.07)       $0.00       ($0.17)       $0.01

    WEIGHTED AVERAGE
     NUMBER OF COMMON
     SHARES OUTSTANDING
     - BASIC              11,369,942   11,138,772   11,316,861   11,138,772


    EARNINGS (LOSS)
     PER SHARE - DILUTED      ($0.07)       $0.00       ($0.17)       $0.01

    WEIGHTED AVERAGE
     COMMON SHARES AND
     COMMON SHARE
     EQUIVALENTS
     OUTSTANDING -
     DILUTED              11,369,942   11,208,258   11,316,861   11,205,143


                             Mitek Systems, Inc.
                           Condensed Balance Sheets
                                 (Unaudited)

                                                  March 31,    September 30,
                                                     2004           2003
    ASSETS

    Current assets                                $3,496,000     $5,043,000
    Property and equipment - net                     242,000        321,000
    Other assets                                     157,000        280,000

    TOTAL ASSETS                                  $3,895,000     $5,644,000

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities                           $2,686,000     $2,702,000
    Long term liabilities                            314,000        369,000
    Total liabilities                              3,000,000      3,071,000

    Stockholders' equity:
    Common stock                                      11,000         11,000
    Additional paid-in capital                     9,543,000      9,328,000
     (Accumulated deficit)                        (8,659,000)    (6,766,000)
    Total stockholder's equity                       895,000      2,573,000

    TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                          $3,895,000     $5,644,000


SOURCE  Mitek Systems, Inc.
    -0-                             05/04/2004
    /CONTACT: James B. DeBello, President and CEO of Mitek Systems, Inc., +1-858-513-4600; or, general information, Laurie Berman of Financial Relations Board, +1-310-407-6546, for Mitek Systems, Inc./
    /Company News On-Call:  http://www.prnewswire.com/comp/135265.html /
    /Web site:  http://www.fulldisclosure.com /
    /Web site:  http://www.miteksystems.com /
    (MITK)

CO:  Mitek Systems, Inc.
ST:  California
IN:  FIN OTC
SU:  ERN CCA MAV